EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TRIPOS (DE), INC.

PEARSON MERGER CORPORATION

AND

PHARSIGHT CORPORATION

Dated as of September 8, 2008

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Voting Agreement

Exhibit B	Form of Amended and Restated Certificate of Incorporation of Surviving Corporation

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 8, 2008, by and among Tripos (DE), Inc., a Delaware corporation (“Parent”), Pearson Merger Corporation, a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), and Pharsight Corporation, a Delaware corporation (the “Company”).

RECITALS

A. WHEREAS, the board of directors of the Company (the “Company Board”) has (i)) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company in accordance with the applicable provisions of the laws of the State of Delaware (“Delaware Law”) upon the terms and subject to the conditions set forth herein, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby upon the terms and conditions set forth herein, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement in accordance with Delaware Law.

B. WHEREAS, the board of directors of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein.

C. WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement, and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

D. WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements with Parent and Merger Sub substantially in the form attached as Exhibit A (the “Voting Agreements”).

E. WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Vector Capital III, L.P. (the “Investor”) has executed and delivered to the Company an equity commitment letter in connection with this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date (as defined below). The closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the fifth business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law, including Section 259 of the General Corporation Law of the State of Delaware (the “DGCL”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety as set forth in Exhibit B. At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, until thereafter amended in accordance with Delaware Law and as provided in such bylaws; provided, however, that at the Effective Time, if necessary, the bylaws shall be amended so as to comply with Section 5.8(a).

Section 1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

Section 1.6 Effect on Capital Stock.

(a) Definitions. For purposes of this Agreement, the following terms shall have the following definitions.

(i) “Company Capital Stock” shall mean Company Common Stock, Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

(ii) “Company Common Stock” shall mean shares of common stock, par value $0.001 per share, of the Company.

(iii) “Company ESPP” shall mean the Company’s (i) Amended and Restated 2000 Employee Stock Purchase Plan, as amended and (ii) 2001 UK Employee Stock Purchase Plan, as amended.

(iv) “Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Stock Plans.

(v) “Company Preferred Stock” shall mean shares of preferred stock, par value $0.001 per share, of the Company.

(vi) “Company Stock Plans” shall mean (i) the Company’s 1995 Stock Plan, as amended, (ii) the Company’s 1997 Stock Plan, as amended, (iii) the Company’s 2000 CEO Non-Qualified Stock Option Plan, as amended, (iv) the Company’s 2000 Equity Incentive Plan, as amended, (v) the UK Company Share Option Plan and (vi) any other compensatory option plans or Contracts of the Company, including option plans or Contracts assumed by the Company pursuant to a merger, acquisition or other similar transaction.

(vii) “Company Stockholders” shall mean holders of shares of Company Common Stock in their respective capacities as such.

(viii) “Company Warrants” shall mean all issued and outstanding warrants or other rights (including commitments to grant warrants or other rights, but excluding Company Options) to purchase or otherwise acquire Company Common Stock, whether or not vested, held by any person or entity.

(b) Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(c) Company Common Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of such securities, each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than any Cancelled Company Shares and any Dissenting Company Shares) shall be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to $5.50 (the “Per Share Price”), without interest thereon, upon the surrender of the certificate representing such share of Company Common Stock in the manner set forth in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner set forth in Section 1.9).

(d) Cancellation of Treasury and Parent-Owned Company Common Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of such securities, each share of Company Common Stock that is owned by Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time (collectively, the “Cancelled Company Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(e) Conversion of Company Common Stock Owned by Subsidiaries of the Company or Parent. Each share of Company Common Stock held by any Subsidiary (as defined in Section 8.3(e) hereof) of either the Company or Parent immediately prior to the Effective Time (other than Merger Sub) shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(f) Adjustment to Per Share Price. The Per Share Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(g) Dissenting Company Shares. Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a Company Stockholder who did not vote in favor of the Merger (nor consent thereto in writing) and who is entitled to demand, and properly and validly demands, statutory appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Per Share Price pursuant to Section 1.6(c). In lieu of the right to receive the Per Share Price pursuant to Section 1.6(c), the holder of any Dissenting Company Shares shall be entitled to receive payment of any amounts determined by a court of competent jurisdiction to be due in respect of such Dissenting Company Shares pursuant to the provisions of Section 262 of the DGCL, and at and as of the Effective Time, such Dissenting Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights in respect thereof other than the rights set forth in Section 262 of the DGCL; provided, however, that notwithstanding the foregoing, any Dissenting Company Shares that are held by a Company Stockholder who shall have failed to perfect or who shall have effectively withdrawn or lost such stockholder’s right to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner set forth in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner set forth in Section 1.9). The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares, and the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(h) Company Options; Company ESPP.

(i) Company Options. Except as otherwise agreed in writing by Parent and a holder of a Company Option, Parent shall not assume any Company Options in connection with the Merger or any other transactions contemplated by this Agreement. Upon the terms and subject to the conditions set forth in this Agreement, except as otherwise agreed to in writing by Parent and a holder of a Company Option, at the Effective Time, by virtue of the Merger, the Company shall take such action as may be necessary so that the vesting of each Company Option held by a then-current employee or service provider shall be accelerated in full and each Company Option that remains outstanding as of immediately prior to the Effective Time shall be cancelled and automatically converted into the right to receive an amount in cash, if any, equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time, by (y) the excess, if any, of the Per Share Price over the per share exercise price of such Company Option (the “Option Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Option). Parent shall cause the Company to pay to each holder of any Company Option the applicable Option Consideration, less applicable Taxes required to be withheld with respect to such payments, as soon as reasonably practicable following the Effective Time. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The Company shall take all actions necessary to effect the transactions contemplated by this Section 1.6(h)(i) under all Company Option agreements and any other plan or arrangement of the Company, including delivering all required notices.

(ii) Company ESPP. Prior to the Effective Time, the Company shall take all actions necessary pursuant to the terms of the Company ESPP, to (A) shorten each purchase and/or offering period under the ESPP that extends beyond the Effective Time (the “Current Offering”) such that a new purchase date for the Current Offering shall occur prior to the Effective Time and shares of Common Stock shall be purchased by the Company ESPP participants prior to the Effective Time and (B) preclude the commencement of any new purchase and/or offering period after the date hereof. The Company shall take all actions necessary so that the ESPP shall terminate immediately prior to the Effective Time. The Company agrees to take any and all actions necessary, to approve and effectuate the foregoing provisions of this Section 1.6(h)(ii).

(i) Company Warrants. (i) Except as set forth on Schedule 1.6(i)(i), any outstanding Company Warrants not exercised prior to the Effective Time shall terminate and shall not be assumed by Parent. (ii) The Company shall cause the Company Warrants set forth on Schedule 1.6(i)(ii) to be exercised or terminated prior to the Closing, on terms reasonably satisfactory to Parent.

Section 1.7 Surrender of Certificates.

(a) Exchange Agent. Parent shall select its transfer agent or another nationally recognized exchange agent to act as the exchange agent (the “Exchange Agent”) in the Merger, which agent shall be reasonably acceptable to the Company.

(b) Parent and the Company to Provide Cash. Prior to the Effective Time, Parent shall enter into an agreement with the Exchange Agent which shall provide that, promptly after the Effective Time, Parent shall deposit with the Exchange Agent for exchange in accordance with this Article I, the aggregate merger consideration to which holders shall become entitled in the Merger in exchange for Company Common Stock less the Minimum Cash Amount (as defined below). At or prior to the Effective Time, the Company shall deposit, or the Company shall otherwise take all steps necessary to cause to be deposited, in trust for the benefit of the holders of shares of Company Common Stock, all cash of the Company contained in the accounts described on Schedule 1.7(b) with the Exchange Agent for deposit into the Exchange Fund, which deposit shall be used solely and exclusively for purposes of paying the consideration specified in Section 1.6. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” For purposes of this Agreement, the “Minimum Cash Amount” shall mean $14,500,000 less the amount of the Transaction Expenses and the “Transaction Expenses” shall be as defined and set forth in Schedule 1.7(b).

(c) Exchange Procedures.

(i) Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate (a “Certificate”) which represented outstanding shares of Company Common Stock as of immediately prior to the Effective Time and each holder of record of uncertificated shares of Company Common Stock represented by book-entry as of immediately prior to the Effective Time (“Book-Entry Shares”) (in each case other than Cancelled Company Shares) (A) a letter of transmittal in customary form (which, in the case of shares of Company Common Stock represented by a Certificate, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of a Certificate to the Exchange Agent), and (B) instructions for use in effecting the surrender of Certificates and Book-Entry Shares in exchange for the Per Share Price payable in respect thereof pursuant to the provisions of this Article I.

(ii) Upon surrender of a Certificate for cancellation to the Exchange Agent (or upon receipt of an agent’s message in the case of Book-Entry Shares), together with a letter of transmittal, properly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock evidenced by such Certificate or reflected in such agent’s message in respect of Book-Entry Shares, and (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof), and the Certificate or Book Entry Shares so surrendered shall forthwith be canceled.

(iii) The Exchange Agent shall accept any Certificate or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of any holder of a Certificate or Book-Entry Shares on the Per Share Price payable upon the surrender of such Certificate or Book-Entry Shares pursuant to this Section 1.7(c)(iii). From and after the Effective Time, until so surrendered, any outstanding Certificate or Book-Entry Shares shall be deemed to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to the provisions of this Article I.

(d) Transfers of Ownership. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name or to a Person other than that in which the Certificate or Book-Entry Shares surrendered in exchange therefor is or are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid in a name or to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered is or are registered in the stock transfer books or ledger of the Company only if, in the case of shares represented by a Certificate, such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and, in the case of shares represented by a Certificate or any Book-Entry Shares, the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Book-Entry Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or Company Options such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign Tax (as defined below) law. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of the Company’s securities pursuant to this Article I. The parties hereto acknowledge and agree that the Exchange Fund is owned by Parent for U.S. federal income tax purposes, until paid to holders of Company Common Stock pursuant to this Article I. Accordingly, any income earned by the Exchange Fund will be treated as income of Parent. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to holders of the Company’s securities pursuant to this Article I shall promptly be paid to Parent.

(h) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates and Book Entry Shares on the date that is six (6) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders and any holders of shares of Company Common Stock that were outstanding immediately prior to the Effective Time and who have not theretofore surrendered the Certificates evidencing such shares of Company Common Stock for exchange (or delivered an agent’s message in the case of Book-Entry Shares) pursuant to the provisions of this Section 1.7 and the applicable letter of transmittal shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock evidenced by such Certificates or in respect of such Book-Entry Shares solely to the Surviving Corporation, as general creditors thereof, for any claim to the applicable Per Share Price to which such holders may be entitled pursuant to the provisions of this Article I.

Section 1.8 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate representing any shares of Company Common Stock and each holder of Book-Entry Shares (in each case other than Dissenting Company Shares) shall cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor upon the surrender thereof (or delivery of an agent’s message in respect of Book-Entry Shares) in accordance with the terms and provisions of Section 1.7. The Per Share Price paid in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, any Certificate (or an agent’s message in respect of Book-Entry Shares) is presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

Section 1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall transfer in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by the Surviving Corporation, the posting by such holder of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, such amount of cash constituting the aggregate merger consideration pursuant to Section 1.6(c) with respect to the shares of Company Common Stock or Company Options formerly represented thereby.

Section 1.10 Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as set forth in the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) (it being understood and hereby agreed that the disclosure set forth in any particular Section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (A) the representations and warranties of the Company set forth in the corresponding Section or subsection of this Agreement, and (B) any other representations and warranties of the Company set forth in this Agreement if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 2.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (as defined in Section 8.3(c)).

(b) Charter Documents. The Company has delivered or made available to Parent: (i) a true and correct copy of the amended and restated certificate of incorporation and bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents, other than any violations that would not, individually or in the aggregate, have a Company Material Adverse Effect or otherwise prevent or materially delay the consummation of the transactions described herein.

(c) Subsidiaries. Section 2.1(c) of the Company Disclosure Letter sets forth each Subsidiary of the Company as of the date hereof, its jurisdiction of organization and each jurisdiction in which it is authorized to conduct or actually conducts business. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned by the Company, a wholly-owned Subsidiary of the Company, or the Company and another wholly-owned Subsidiary of the Company, free and clear of all material pledges, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens (as defined below). Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person. As used herein, “Permitted Liens” shall mean (i) Liens disclosed on the consolidated balance sheet of such Person included in the most recent annual or quarterly report filed by such Person with the SEC prior to the date of this Agreement; (ii) Liens for Taxes, assessments and other similar governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established; (iii) Liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable; (iv) undetermined or inchoate Liens, charges and privileges and any statutory Liens, licenses, charges, adverse claims, security interests or encumbrances of any kind or nature whatsoever and claimed or held by any Governmental Entity (as defined below) that are related to obligations that are not due or delinquent; (v) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material adverse effect on the Company or on the ability of Parent to obtain financing prior to the Termination Date and (ix) Liens that do not materially interfere with the value or the current use or operation of the property subject thereto.

(d) Board Minutes. Except as set forth in Section 2.1(d) of the Company Disclosure Letter, the Company has heretofore made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders of the Company, the Company Board and each committee of the Company Board and the boards of directors (and each committee thereof) of each of the Company’s Subsidiaries held since January 1, 2006; provided that, with respect to meetings for which draft or final minutes are not yet available, the Company has provided to Parent a materially complete and correct summary thereof.

Section 2.2 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. As of August 29, 2008 (the “Capitalization Date”): (A) 9,483,913 shares of Company Common Stock were issued and outstanding, and (B) no shares of Company Common Stock were held by the Company as treasury shares. As of the Capitalization Date, no shares of Company Preferred Stock were outstanding. Since the close of business on the Capitalization Date, the Company has not issued or authorized the issuance of any shares of capital stock of the Company other than pursuant to the exercise of Company Options granted under a Company Stock Plan or pursuant to the purchase of shares under the Company ESPP. No shares of Company Common Stock are owned or held by any Subsidiary of the Company.

(b) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, nonassessable and not subject to any preemptive rights.

(c) Company Options.

(i) The Company has reserved 2,975,265 shares of Company Common Stock for issuance under the Company Stock Plans. As of the Capitalization Date, there were outstanding Company Options to purchase 2,274,957 shares of Company Common Stock. Since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options, other than as permitted by Section 4.1(b).

(ii) Section 2.2(c)(ii) of the Company Disclosure Letter contains a complete and correct list of each outstanding Company Option as of the Capitalization Date, including the holder, date of grant, exercise price, vesting schedule, date of expiration, which Company Stock Plan it was granted under, whether the option is an “incentive stock option” under Section 422 of the Code or a non-qualified stock-option, and the number of shares subject thereto.

(iii) With respect to the Company Options, (1) each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (2) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, (3) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto (the “Exchange Act”) and all other applicable Law, including the Nasdaq Marketplace Rules and (4) the per share exercise price of each Company Option was not, in the good faith judgment of the Company Board, less than the fair market value of a share of Company Common Stock on the applicable Grant Date. Since January 1, 2006, the Company has not granted, and there is no and has been no Company policy or practice to grant, Company Options prior to, or otherwise coordinate the grant of Company Options with, the release or other public announcement of material information regarding the Company or any of its Subsidiaries or their financial results or prospects.

(iv) The Company Stock Plans set forth on Section 2.2(c)(iv) of the Company Disclosure Letter are the only plans or programs the Company or any of its Subsidiaries has maintained under which stock options, restricted shares, restricted share units, stock appreciation rights, performance shares or other compensatory equity-based awards have been granted and remain outstanding or may be granted. All Company Options may, by their terms, be treated in accordance with Section 1.6(h). No Company Options shall become vested or exercisable solely as a result of the transactions contemplated hereby, except as contemplated by this Agreement.

(d) Other Securities.

(i) Except as otherwise set forth on Section 2.2 of the Company Disclosure Letter, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. There are no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company that were issued by the Company. As of the Capitalization Date, there were outstanding Company Warrants to purchase 609,465 shares of Company Common Stock. Section 2.2(d)(i) of the Company Disclosure Letter contains a complete and correct list of each outstanding Company Warrant as of the Capitalization Date, including the holder and applicable form of warrant (copies of which are attached to Section 2.2(d)(i) of the Company Disclosure Letter).

(ii) All outstanding shares of Company Common Stock, all outstanding Company Options, all outstanding Company Warrants and all outstanding shares of capital stock of each

Subsidiary of the Company have been issued and granted in compliance in all material respects with all applicable securities laws and all other applicable Legal Requirements (as defined below). There are not any outstanding Contracts of the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Knowledge (as defined in Section 8.3(b)) of the Company, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans or anti-takeover plans with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. For purposes of this Agreement, “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity. For purposes of this Agreement, “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, note, bond, mortgage, indenture, warranty, purchase order, license, sublicense, or other legally binding instrument, commitment, arrangement or understanding of any kind or character, as in effect as of the date hereof.

Section 2.3 Authority; Non-Contravention; Necessary Consents.

(a) Authority.

(i) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement by the Company’s stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

(ii) At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present, the Company Board duly and unanimously adopted resolutions (i) declaring that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (iii) directing that the adoption of this Agreement be submitted to the Company Stockholder Meeting, and (iv) recommending that the Company’s stockholders approve and adopt this Agreement, the Merger and the transactions contemplated hereby (such recommendation, the “Company Board Recommendation”).

(iii) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary under applicable Legal Requirements and the Company Charter Documents to adopt and approve this Agreement and consummate the transactions contemplated hereby.

(b) Non–Contravention. The execution and delivery of this Agreement by the Company does not, and performance of this Agreement by the Company will not: (i) conflict with or violate the Company Charter Documents or any Subsidiary Charter Documents, (ii) subject to obtaining the approval and adoption of this Agreement by the Company Stockholders as contemplated in Section 2.3(a) and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, or (iii) require any consent or other action by any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, material amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries, pursuant to any Contract, except in each of the foregoing clauses (ii) – (iii) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent the Company and its Subsidiaries from performing their obligations under this Agreement or consummating the transactions contemplated hereby in accordance with the terms hereof.

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and satisfaction of such other requirements of the comparable laws of other jurisdictions, (iii) such other consents, authorizations, filings, approvals and registrations set forth in Section 2.3(c) of the Company Disclosure Letter and (iv) such consents, authorizations, filings, approvals and registrations, which if not obtained or made would not reasonably be expected to have a Company Material Adverse Effect or prevent the Company and its Subsidiaries from performing their obligations under this Agreement or consummating the transactions contemplated hereby in accordance with the terms hereof. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) and (ii) are referred to herein as the “Necessary Consents.”

Section 2.4 Company SEC Reports.

(a) The Company has filed with or furnished to the SEC all forms, reports and documents that have been required to be filed or furnished by it under applicable Legal Requirements since January 1, 2006 (all such forms, reports and documents, together with all exhibits and schedules thereto, the “Company SEC Reports”). Each Company SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto or the Exchange Act as the case may be, each as in effect on the date such Company SEC Report was filed or furnished. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2006 relating to the Company SEC Reports, together with all written responses of the Company thereto. There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review by the SEC.

(c) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since January 1, 2006 was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and/or chief financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. None of the Company, any current executive officer of the Company or, to the Company’s Knowledge, any former executive officer of the Company has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Reports filed prior to the date of this Agreement.

Section 2.5 Financial Statements and Controls.

(a) The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports have been prepared in accordance with generally accepted accounting principles, as applied in the United States (“GAAP”), consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q), and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC and any other adjustments expressly described therein, including the notes thereto.

(b) The Company maintains a system of internal accounting controls that are intended to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. No significant deficiency or material weakness was identified in management’s assessment of internal controls as of June 30, 2008 (nor has any such deficiency or weakness since been identified).

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d) Since January 1, 2006, there has been no “significant deficiency” or “material weakness” in the Company’s internal controls over financial reporting.

(e) The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 401(h)(2) of Regulation S-K.

(f) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such person.

Section 2.6 Absence of Certain Changes or Events. Since June 30, 2008, and through the date hereof, there has not been: (a) any Company Material Adverse Effect, or (b) any action taken by the

Company or any of its Subsidiaries from June 30, 2008, through the date hereof that, if taken during the period from the date hereof through the Effective Time, would constitute a breach of Section 4.1(b); provided that, for the purposes of this Section 2.6, references to “the date hereof” in Section 4.1(b) shall be deemed to refer to June 30, 2008.

Section 2.7 Taxes.

(a) Definition. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and non-U.S. taxes and other like governmental charges, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and any liability for any of the foregoing as transferee and (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Governmental Entity is determined or taken into account with reference to the activities of any other Person. “Tax Return” means any federal, state, local or non-U.S. returns, documents, statements, reports or other information or filing required to be supplied to a Governmental Entity with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such returns, documents, statements, reports or other information.

(b) Tax Returns and Audits. The Company and each of its Subsidiaries have filed when due and in accordance with all applicable laws and regulations all income Tax Returns and other material Tax Returns required to be filed by any of them and have paid (or withheld and remitted to the appropriate Governmental Entity) all material Taxes required to be paid or withheld (whether or not shown on any Tax Returns). All such Tax Returns are true and complete in all material respects. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements, and each of the Company and its Subsidiaries has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books. No material deficiencies for any Taxes have been asserted or assessed, or, to the Knowledge of the Company, proposed in writing, against the Company or any of its Subsidiaries that are not subject to adequate reserves (in accordance with GAAP). No audit, claim, action, suit, investigation or other examination in respect of any Tax or Tax asset of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit, claim, action, suit, investigation or other examination. The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2005 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired. Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code. Section 2.7 of the Company Disclosure Letter contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns. Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. Neither the Company nor any of its Subsidiaries has any liability for the payment of any amount as a result of being party to any Tax sharing agreement or with respect to the payment of any amount imposed on any Person of the type described in clause (i) or (ii) of the definition of “Tax” as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

Section 2.8 Intellectual Property.

(a) Definitions. For the purposes of this Agreement, the following terms have the following meanings:

(i) “Intellectual Property” shall mean all of the following and all worldwide rights therein, arising therefrom, or associated therewith: (i) trademarks, trade names, trade dress, service marks, logos, business names, and all registrations thereof and applications for registration therefor (including all goodwill associated thereto); (ii) copyrights, copyright registrations, and applications for registration therefor; (iii) trade secrets, proprietary information, technology, know-how, processes, technical data and customer lists; (iv) patents, patent applications, and all reissues, divisions, renewals, reexaminations, extensions, provisionals, continuations and continuations-in-part thereof, and inventions and improvements (whether or not patented or patentable); (v) computer software, including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; and (vi) databases and data collections.

(ii) “Company Intellectual Property” shall mean all of the Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries and includes, but is not limited to the Company Registered Intellectual Property (including the Intellectual Property set out in Section 2.8(b) of the Company Disclosure Letter), and any Intellectual Property embodied in the Company Software, as defined below.

(iii) “Company Registered Intellectual Property” shall mean all Intellectual Property registered by or to, (or the subject of a pending application for registration) or exclusively licensed to, in each case, the Company and its Subsidiaries, in the United States or any foreign country or that is the subject of a pending application for registration in the same.

(iv) “Company Software” shall mean the computer programs, computer software, and applications and products currently marketed, distributed, sold or licensed (or currently under development and intended for distribution, marketing, sale, or licensing within the next 12 months) by the Company or its Subsidiaries to a third party, except for any open source software used by the Company but which is not distributed with such Company Software.

(b) Section 2.8(b) of the Company Disclosure Letter contains a complete and accurate list of the Company Registered Intellectual Property; in each case, listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located and (C) the application or registration number. To the Knowledge of the Company, all Company Registered Intellectual Property is valid and subsisting and enforceable.

(c) To the Knowledge of the Company, the Company Intellectual Property and the Intellectual Property licensed to the Company and its Subsidiaries under the Company Intellectual Property Agreements together constitute all of the Intellectual Property rights necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (excluding generally commercially available, off-the-shelf software programs for which the annual license fee payable by the Company or any of its Subsidiaries is less than $50,000, “Commercial Software”) (the “Necessary Intellectual Property”), except where the absence of such Intellectual Property rights would not have a Company Material Adverse Effect.

(d) The Company may exercise, transfer, or license the Intellectual Property owned by the Company without restriction or payment to a third party. The Company has no obligation to pay any third party any future royalties for continued use or exercise of the Necessary Intellectual Property. The Company is not obligated to transfer or license any Necessary Intellectual Property, or any Intellectual Property later obtained by the Company, to a third party. To the Knowledge of the Company, no third party is infringing any Company Intellectual Property and no third party that has received a license to use Company Intellectual Property is in material breach thereof, except where such breach would not have a Company Material Adverse Effect.

(e) The Intellectual Property owned by the Company and the Company Registered Intellectual Property is solely and exclusively owned by the Company or its Subsidiaries, free and clear of any Liens. To the Knowledge of the Company, no third party has any claim of legal or beneficial ownership or any exclusive license to any Intellectual Property owned by the Company or any of the Company Registered Intellectual Property nor, to the Knowledge of the Company, is there a reasonable basis for any claim that the Company or its Subsidiaries do not own such Company Intellectual Property.

(f) The Company and each of its Subsidiaries has taken reasonable and appropriate steps (including by implementing trade secret and confidentiality procedures with respect to employees and third parties) to protect and preserve the confidentiality of material confidential information that they wish to, or are obligated by third parties to, protect as trade secrets, and, to the Knowledge of the Company, there has been no misappropriation of such information by any Person nor any unauthorized disclosures of such information to any Person, except where such misappropriation would not have a Company Material Adverse Effect.

(g) To the Knowledge of the Company, the conduct of the business of the Company or any of its Subsidiaries, taken as a whole, as currently conducted, does not infringe, misappropriate or otherwise violate the Intellectual Property of any third party, except where such infringement would not have a Company Material Adverse Effect.

(h) As of the date of this Agreement, there is no suit, claim, action, investigation or proceeding made, conducted or brought by a third party that has been served upon or, to the Knowledge of the Company, filed or threatened with respect to, and the Company has not been notified in writing of, any alleged infringement, misappropriation or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or its Subsidiaries’ business of the Intellectual Property of such third party. As of the date of this Agreement, to the Knowledge of the Company, there is no pending or threatened claim challenging the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any of the Necessary Intellectual Property. As of the date of this Agreement, to the Knowledge of the Company, the Company and its Significant Subsidiaries are not subject to any order that restricts or impairs the use of any Necessary Intellectual Property, other than restrictions or impairments that would not have a Company Material Adverse Effect.

(i) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Intellectual Property, (ii) any right of termination or cancellation of any of the Company’s or its Subsidiaries’ rights under any Company Intellectual Property Agreement or any breach thereof, (iii) the imposition of any Lien on any Company Intellectual Property or (iv) any restriction, impairment or extinguishment of any rights the Company or any of its Subsidiaries has in the Necessary Intellectual Property, except where any of the foregoing (in clauses (i) through (iv)) would not have a Company Material Adverse Effect.

(j) Except as set forth on Section 2.8(j) of the Company Disclosure Letter, to the Knowledge of the Company, none of the Company’s or its Subsidiaries’ products or portion thereof constituting Company Software are being distributed, in whole or in part, or are being used by the Company or its Subsidiaries in conjunction with any Public Software in a manner that requires disclosure or otherwise making available such Company Software or its source code. No individual, company or entity other than the Company or its Subsidiaries possesses any current or contingent rights to any material portion of the source code owned by the Company or its Subsidiaries for any Company Software, arising from the use of Public Software or otherwise. “Public Software” shall mean any software that contains, or is derived in any manner (in whole or in part) from, any software that requires as a condition of use, modification, or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software be: (a) disclosed or distributed in source code form; (b) licensed to a third party for the purpose of making derivative works; or (c) redistributable at no or minimal charge. For the avoidance of doubt, Public Software shall include but is not limited to software licensed under the General Public License (GPL) or Lesser General Public License (LGPL).

(k) To the Knowledge of the Company, none of the Company Software, to the extent currently, marketed, distributed, sold or licensed by the Company or its Subsidiaries, contains any worm, bomb, backdoor, clock, timer, or other disabling device code, design or routine which can cause software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any person, in each case where such item would materially effect the use or operation of such Company Software. For the avoidance of doubt, this Section 2.8(k) shall not apply to any Company Software that is currently under development and that has not yet been sold or licensed to any third party.

(l) To the Knowledge of the Company, the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets; and the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with standard industry practices. For purposes of this Agreement, the term “IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to a written agreement (excluding any public networks).

Section 2.9 Compliance; Permits.

(a) Compliance. Neither the Company nor any of its Subsidiaries is in any material respect in conflict with, or in default or in violation of, and to the Company Knowledge, no condition or state of facts exists that is reasonably likely to give rise to a violation of, or a liability or default under, any Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, except for those conflicts, defaults or violations that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect. There is no material judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2006, (i) of any material administrative or civil, or criminal investigation or audit (other than Tax audits) by any Governmental Entity relating to the Company or any of its Subsidiaries, or (ii) from any Governmental Entity alleging that the Company or any of its Subsidiaries are not in compliance in any material respect with any Legal Requirement that, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

(b) Certain Business Practices. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries (i) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of the Company or any of its Subsidiaries, (ii) made any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of the Company or any of its Subsidiaries, (iii) made any unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (iv) violated any provision of the Foreign Corrupt Practices Act of 1977, or (v) made any other unlawful payment. Each of the Company and its Subsidiaries has conducted its business in compliance with Title 31, Chapter V of the Code of Federal Regulations.

(c) Permits. The Company and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Entities (“Permits”) that are material to the operation of the business of the Company taken as a whole, except for such Permits, which the failure to hold would not be reasonably likely to have a Company Material Adverse Effect (collectively, “Company Permits”). As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

Section 2.10 Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Company Material Adverse Effect or prevent or materially delay the ability of the Company and its Subsidiaries to perform their obligations under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any material order by a Governmental Entity against the Company or any of its Subsidiaries or naming the Company or any of its Subsidiaries as a party or by which any of the employees or representatives of the Company or any of its Subsidiaries is prohibited or restricted from engaging in or otherwise conducting the business of the Company or any of its Subsidiaries as presently conducted that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the ability of the Company and its Subsidiaries to perform their obligations under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof.

Section 2.11 Brokers’ and Finders’ Fees; Fees and Expenses.

(a) Except for Covington & Associates pursuant to an engagement letter dated March 25, 2008, a copy of which engagement agreement (and all indemnification and other agreements related to such engagement) has been made available to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

(b) Section 2.11(b) of the Company Disclosure Letter sets forth a good faith estimate, as of the date hereof, of the aggregate fees and expenses of the Company’s accountants, brokers, financial advisors, consultants, legal counsel or other persons retained by the Company or any of its Subsidiaries, Affiliates or any of their respective officers or directors, incurred or to be incurred in connection with this Agreement and the transactions contemplated hereby.

Section 2.12 Opinion of Financial Advisor. The Company Board has received the opinion of Covington & Associates, financial advisor to the Company, dated as of the date hereof, to the effect that, as of the date of such opinion, the Merger Consideration is fair to the Company’s stockholders from a financial point of view, a written copy of which opinion has been delivered or will be delivered promptly after the date hereof to Parent for informational purposes only.

Section 2.13 Employee Benefit Plans.

(a) Schedule. Section 2.13(a) of the Company Disclosure Letter sets forth a list as of the date hereof of each material Company Benefit Plan (as defined in Section 2.13(b)).

(b) Benefit Plan Compliance.

(i) Each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock-related or performance award, retirement, vacation, severance, disability, death benefit, hospitalization, medical, loan (other than travel allowances and relocation packages), fringe benefit, disability, severance, sabbatical and other agreement, plan or arrangement providing benefits to any current or former employees of the Company or its Subsidiaries (each, an “Employee”) or consultants or directors pursuant to which the Company or its Subsidiaries have or could have liability (“Company Benefit Plans”) has been, in all material respects, administered and operated in accordance with its terms, with the applicable provisions of the Employee Retirement Income Security act of 1974, as amended (“ERISA”), the Code and all other applicable material Legal Requirements.

(ii) With respect to each Company Benefit Plan, to the extent applicable the Company has made available to Parent complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the United States Internal Revenue Service (the “IRS”), for each Company Benefit Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Company Benefit Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the United States Department of Labor (the “DOL”) or any similar Governmental Entity relating to any compliance issues in respect of any such Company Benefit Plan; and (F) with respect to each material Company Benefit Plan that is maintained in any non-U.S. jurisdiction (the “International Employee Plans”), to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such plan and (y) any document comparable to the determination letter reference under clause (B) above issued by a Governmental Entity relating to the satisfaction of Legal Requirements necessary to obtain the most favorable tax treatment.

(iii) Each Company Benefit Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; to the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Entities so as to enable: (A) the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan and (B) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply; except as required by applicable Legal Requirements or this Agreement, no condition or term under any relevant International Employee Plan exists which would prevent Parent or the Surviving Corporation or any of its Subsidiaries from terminating or amending any International Employee Plan without liability to Parent or the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits).

(iv) To the Knowledge of the Company, no oral or written representation or commitment with respect to any material aspect of any Company Benefit Plan has been made to an Employee or any of its Subsidiaries by an authorized employee of the Company that is not materially in accordance with the written or otherwise preexisting terms and provisions of such Company Benefit Plans.

(v) There are no material unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such material claim, and there are no material audits or examinations pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan.

(c) Defined Benefit, Multiple Employer and Multiemployer Plans. At no time has the Company, any Subsidiary or any other Person under common control within the meaning of Section 414(b), (c), (m) or (o) of the Code with the Company or any of its Subsidiaries maintained, established, sponsored, participated in, or contributed to, any (i) Company Benefit Plan subject to Title IV of ERISA, (ii) multiemployer plan (as defined in Section 3(37) of ERISA) or (iii) “multiple employer plan” as defined in ERISA or the Code.

(d) Continuation Coverage. No Company Benefit Plan provides health benefits (whether or not insured), with respect to Employees after retirement or other termination of service (other than coverage mandated by applicable Legal Requirements or benefits, the full cost of which is borne by the Employee) other than individual arrangements the amounts of which are not material.

(e) Effect of Transaction. Except as expressly provided in this Agreement, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in connection with the termination of employment or engagement of change of position of any Employee following or in connection with the consummation of the Merger) constitute an event under any Company Benefit Plan that will result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, contractor or director.

There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, that, individually or collectively and as a result of the transactions contemplated hereby (whether alone or in connection with the termination of employment or engagement of change of position of any Employee following or in connection with the consummation of the Merger), would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(f) Labor. The Company is not a party to any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries and no employee of the Company or its Subsidiaries, while so employed, has been a member of a collective bargaining unit with respect to the Company or its Subsidiaries. To the Knowledge of the Company, there are no threatened attempts to organize for collective bargaining, and there is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending, threatened or reasonably anticipated which may materially interfere with the respective business activities of the Company or any of its Subsidiaries. To the Knowledge of the Company, none of the Company, any of its Subsidiaries or any of their respective representatives or Employees has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any of its Subsidiaries, except as would not have a material negative impact on the business operations of the Company or result in material liability to the Company. There are no material actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened, relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

(g) Employment Matters. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, except as would not reasonably be expected to result in a Company Material Adverse Effect.

Section 2.14 Real Property. Neither the Company nor any of its Subsidiaries own any real property. Section 2.14 of the Company Disclosure Letter sets forth a complete and correct list of the premises currently leased, subleased or licensed by or from the Company or its Subsidiaries (the “Leased Real Property”). Neither the Company nor any of its Subsidiaries owns or has previously owned in fee any real property or currently holds any other material interests in real property (other than the leasehold interests in the Leased Real Property). The Company and its Subsidiaries have provided or otherwise made available to Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of the Leased Real Property, including all amendments, terminations and modifications thereof (the “Leases”). There is not, under any of the Leases, any material default by the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, by any other party thereto. There are no other parties occupying, or with a right to occupy, the Leased Real Property other than the Company or any of its Subsidiaries. The Company and/or its Subsidiaries have and own valid leasehold interests in the Leased Real Property, free and clear of all Liens other than Permitted Liens. To the Knowledge of the Company, the Company and each of its Subsidiaries enjoy quiet possession of the Leased Real Property.

Section 2.15 Assets. With respect to all of the assets that it purports to own, the Company owns all such assets free and clear of all Liens, except Permitted Liens, and such assets are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted. For purposes of clarity, this Section 2.15 does not relate to real property (such items being the subject of Section 2.14) or Intellectual Property (such items being the subject of Section 2.8).

Section 2.16 Environmental Matters. Except as would not reasonably be expected to result in a Company Material Adverse Effect, (a) to the Knowledge of the Company, there are no Hazardous Materials (as defined below) in, on, or under any properties owned, leased or used at any time by the Company or its Subsidiaries, and (b) the Company and its Subsidiaries have not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, or arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials. The Company and each of its Subsidiaries have not received any written notice of any alleged claim, violation of or liability under any Environmental Law (as defined below) which has not heretofore been cured or for which there is any remaining material liability. The Company and its Subsidiaries have made available for inspection by Parent all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company or each of its Subsidiaries in the possession or control of the Company or any of its Subsidiaries. For the purposes of this Section 2.16, (i) “Environmental Laws” shall mean all Legal Requirements relating to pollution, protection of the environment or exposure of any individual to Hazardous Materials, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials, and (ii) “Hazardous Materials” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof.

Section 2.17 No Undisclosed Material Liabilities. As of date hereof, neither the Company nor any of its Subsidiaries has any Liabilities, other than (a) Liabilities reflected or otherwise reserved against in the Company Balance Sheet or disclosed in the notes thereto, (b) Liabilities arising under this Agreement or incurred pursuant to this Agreement, and (c) Liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2008, which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. As used herein, (i) “Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2008, in the form included in the Company’s Quarterly Report on Form 10-Q filed with the SEC and (ii) “Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise) that is required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

Section 2.18 Products. Section 2.18 of the Company Disclosure Letter sets forth a description of the standard warranties currently offered or still in effect with respect to the products of the Company (other than warranties under Legal Requirements). The Company has not been notified in writing of any material claims for, and Company has no knowledge of any material threatened claims for, any product returns, warranty obligations or product services that would reasonably be expected to be material to the business of the Company.

Section 2.19 Contracts.

(a) Material Contracts. Section 2.19 of the Company Disclosure Letter contains a complete and correct list of each of the following Contracts (and each amendment thereto) to which the Company or any of its Subsidiaries is legally bound as of the date hereof (the “Company Material Contracts”):

(i) each of the Contracts between the Company or any of its Subsidiaries and its 25 largest licensees or other customers for the provision of the Company’s products and services (determined on the basis of aggregate revenues received by the Company and its Subsidiaries, taken as a whole, (a) for the fiscal year ended March 31, 2008 and (b) for the fiscal quarter ended June 30, 2008);

(ii) (A) each of the Contracts between the Company or any of its Subsidiaries and the five largest licensors of the Company’s Intellectual Property Rights, other than non-exclusive in-licenses for non-customized commercial off-the-shelf software that is generally available on standard terms, (determined on the basis of aggregate payments made by the Company and its Subsidiaries, taken as a whole, (a) for the fiscal year ended March 31, 2008 and (b) for the fiscal quarter ended June 30, 2008), and (B) each of the Contracts between the Company or any of its Subsidiaries and the five largest suppliers (other than a licensor), including any supplier of manufacturing, outsourcing or development services, to the Company or any of its Subsidiaries, taken as a whole (determined on the basis of aggregate payments made by the including supplier of outsourcing services (a) for the fiscal year ended March 31, 2008 and (b) for the fiscal quarter ended June 30, 2008);

(iii) except for the Contracts disclosed in clause (ii) above and any Contracts relating to Employees, independent contractors or consultants of the Company, each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or development commitments to the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries, providing for either (C) annual payments of $200,000 or more or (D)

aggregate payments of $200,000 or more remaining payable or paid during the fiscal year ended March 31, 2008;

(iv) each lease or sublease of real property or personal property, to which the Company or any of its Subsidiaries is party as either lessor or lessee, providing for monthly or other periodic payments in excess of an aggregate of $200,000 in the current fiscal year;

(v) since January 1, 2006, each Contract for the acquisition by the Company or its Subsidiaries of any operating business or Person or all or substantially all of the assets thereof, whether by merger, stock purchase or asset purchase;

(vi) each partnership, joint venture or other similar Contract or arrangement that is material to the Company and its Subsidiaries, taken as a whole since January 1, 2006;

(vii) each Contract relating to indebtedness for borrowed money or the deferred purchase price of property (including capital leases and conditional sale contracts currently in effect), except any such Contract with an aggregate outstanding principal amount not exceeding $200,000 and which may be prepaid on not more than 30 days’ notice without the payment of any penalty, and each Contract creating or granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;

(viii) each Contract that limits the freedom of the Company or any Subsidiary to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Surviving Corporation or any of its Subsidiaries after the Effective Time;

(ix) each Contract that contains material non-standard warranty provisions that are currently binding on the Company;

(x) each employee collective bargaining agreement or other Contract with any labor union and each employment Contract that is not terminable by the Company without notice and without cost to the Company and under which the Company has any liability or material obligation;

(xi) since January 1, 2006, any agreement with any director or officer of the Company or any of its Subsidiaries or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or officer and any Contract under which the Company or its Subsidiaries has advanced or loaned money to such persons since January 1, 2006 and that is otherwise not disclosed in the Company SEC Reports;

(xii) any agreement currently in effect that is set forth in Section 2.3(b) of the Company Disclosure Letter; and

(xiii) any agreement currently in effect that contains any grant to the Company or any Subsidiary from any third party of any material right under or in respect of any Intellectual Property,

other than license agreements for Commercial Software, non-disclosure agreements routinely entered into by the Company in the ordinary course, employee invention assignment agreements routinely entered into by the Company in the ordinary course, or independent contractor agreements that are substantially similar to the standard independent contractor agreement made available to Parent prior to the date hereof (“Company Intellectual Property Agreements”).

(b) No Breach. Each Company Material Contract, required to be disclosed pursuant to this Section or which would have been required to be so disclosed if it had existed on the date of this Agreement is in full force and effect and is a legal, valid and binding agreement of the Company or any of its Subsidiary, as the case may be, and, to the Knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought. No written notice to terminate, in whole or part, any Company Material Contract has been delivered, nor, to the Knowledge of the Company, has any such termination been threatened. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both that would constitute a material default under the provisions of any Company Material Contract.

(c) True and complete copies of all Company Material Contracts in existence as of the date hereof have been made available to Parent prior to the date hereof.

Section 2.20 Insurance. Section 2.20 of the Company Disclosure Letter contains a complete and accurate list of all policies of insurance maintained by or on behalf of Company and its Subsidiaries with respect to their respective employees, properties and assets. All of the insurance policies of the Company and its Subsidiaries are in full force and effect, no notice of cancellation has been received with respect thereto, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies other than denials and disputes in the ordinary course of business consistent with past practice.

Section 2.21 State Anti-Takeover Statutes.

(a) The Company and the Company Board has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from the provisions of Section 203 of Delaware Law. No other “control share acquisition,” “fair price,”

“moratorium” or other anti-takeover laws enacted under U.S. state or federal laws apply to the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby.

(b) The Company has no share purchase rights (i.e., “poison-pill”) plan.

Section 2.22 Proxy Statement and Other Required Filings.

(a) The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as amended or supplemented, the “Proxy Statement”), as well as any other document that is required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (each, an “Other Required Company Filing” and collectively, the “Other Required Company Filings”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their partners, members, stockholders, directors, officers, employees, affiliates, agents or other representatives specifically for inclusion or incorporation by reference in the Proxy Statement. None of the Other Required Company Filings will, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their respective partners, members, stockholders, directors, officers, employees, affiliates, agents or other representatives specifically for inclusion or incorporation by reference in any of the Other Required Company Filings.

(b) The information supplied by the Company or any of its directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in any document that is required to be filed by Parent with the SEC in connection with the transactions contemplated hereby (each, an “Other Required Parent Filing”), at the time the applicable Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 2.23 Accounts Receivable. The accounts receivable of the Company and its Subsidiaries (except to the extent appropriate reserves are reflected in the Company Balance Sheet) (i) arose from bona fide sales or licensing transactions in the ordinary course of business, (ii) are legal, valid and binding obligations of the respective account debtors enforceable in accordance with their terms, (iii) are free and clear of any Liens, (iv) have not been pledged as collateral to any Person, (v) to the Knowledge of the Company, are not subject to any set-off or counterclaim and (vi) are not the subject of any actions, claim or proceedings brought by or on behalf of the Company and its Subsidiaries or, to the Knowledge of the Company, any other Person.

Section 2.24 Interested Party Transactions. (i) Neither the Company nor any of its Subsidiaries, on the one hand, is a party to any transaction or agreement (other than ordinary course directors’ compensation arrangements or any Company Benefit Plan listed on Section 2.12(a) of the Company Disclosure Letter) with any Affiliate, stockholder that beneficially owns 5% or more of the Company’s outstanding common stock, or director or executive officer of the Company, but not including any Subsidiary of the Company, on the other hand, except as set forth in the Company’s proxy statements filed with the SEC on July 25, 2008, and (ii) no event has occurred since the date of the Company’s last proxy statement to its stockholders that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 2.25 Government Contracts.

(a) With respect to each Government Contract (as defined below), (i) all representations and certifications executed, acknowledged or set forth in or relating to such Governmental Contract on behalf of the Company or any of its Subsidiaries were complete and correct in all material respects as of their effective date, and the Company and each of its Subsidiaries have complied in all material respects with all such representations and certifications, (ii) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect arising under or relating to any Government Contract, (iii) no cost or charge pertaining to any Government Contract currently is the subject of any audit or investigation or has been disallowed by any Governmental Entity, (iv) neither a Governmental Entity nor any prime contractor, subcontractor or other Person acting on behalf of a Governmental Entity or a Government Contract has notified the Company or any of its Subsidiaries that (A) the Company or any such Subsidiary has breached or violated any material certification, representation, clause, provision or requirement, pertaining to such Government Contract, or (B) the Company or any of its Subsidiaries or any of their employees is under administrative, civil, or criminal investigation, or indictment or audit by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract, including under the under the United States False Claims Act, the United States Procurement Integrity Act, the United States Truth in Negotiations Act, the United States Contract Disputes Act or any other United States federal law, (v) since January 1, 2006, neither the Company nor any of its Subsidiaries has conducted or initiated any material internal investigation or made a material voluntary disclosure to any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract, and (vi) since January 1, 2006, neither the Company nor any of its Subsidiaries nor any of their employees has been suspended or debarred from doing business with any Governmental Entity or is, or at any time has been, the subject of a finding of non-responsibility or ineligibility for contracting with any Governmental Entity. For purposes of this Agreement, “Government Contract” shall mean any agreement (i) between the Company or any of its Subsidiaries and (A) any Governmental Entity (acting on its own behalf or on behalf of another country or international organization), (B) any prime contractor to any Governmental

Entity or (C) any subcontractor with respect to any contract described in clauses (A) or (B) above, (ii) financed by any Governmental Entity, or (iii) subject to the rules and regulations of any Governmental Entity concerning procurement.

(b) Except as set forth on Section 2.25(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any agreement or relationship with any Governmental Entity currently in effect which has required the Company, its Subsidiaries or any of their respective personnel to obtain a defense or security clearance or make any security related certifications in connection therewith. Except as set forth on Section 2.25(b) of the Company Disclosure Letter, since January 1, 2006, neither the Company, any of its Subsidiaries nor any of their respective personnel has been required or requested to obtain any such clearance or make any such certifications by virtue of or in connection with its contract, agreement or relationship with any original equipment manufacturer, value added reseller or distributor.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as of the date hereof, except as set forth in the disclosure letter supplied by Parent and Merger Sub to the Company dated as of the date hereof (the “Parent Disclosure Letter”), as follows:

Section 3.1 Organization; Standing and Power; Charter Documents; Subsidiaries. Each of Parent and Merger Sub is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to be so organized, existing and in good standing or so qualified would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to perform in all material respects their respective covenants and obligations under this Agreement.

Section 3.2 Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares issued and outstanding. Parent is the sole stockholder of Merger Sub and is the legal and beneficial owner of all 1,000 issued and outstanding shares. Merger Sub was formed by Parent solely for purposes of effecting the Merger and the other transactions contemplated hereby. Except as contemplated by this Agreement, Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this

Agreement. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

Section 3.3 Authority; Non-Contravention; Necessary Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement by Parent as Merger Sub’s sole stockholder and the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes a valid and binding obligation of Parent, enforceable against Parent and Merger Sub in accordance with their terms.

(b) Non–Contravention. The execution and delivery of this Agreement by Parent and Merger Sub does not, and performance of this Agreement by Parent will not: (i) conflict with or violate the certificate of incorporation or bylaws of Parent, the certificate of incorporation or bylaws of Merger Sub or any other Subsidiary Charter Documents of any Subsidiary of Parent; (ii) subject to compliance with the requirements set forth in Section 3.3(c), conflict with or violate any material Legal Requirements applicable to Parent, Merger Sub or any of Parent’s other Subsidiaries or by which Parent, Merger Sub or any of Parent’s other Subsidiaries or any of their respective properties is bound or affected; or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, material amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any Contract to which Parent or any of its Subsidiaries is a party the termination or breach of which would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to perform their respective covenants and obligations hereunder.

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for the Necessary Consents and except as otherwise provided herein or as set forth in the Parent Disclosure Letter.

Section 3.4 Litigation. As of the date hereof, there are no orders, claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that (i) seeks to restrain or enjoin the consummation of the transactions contemplated hereby or

(ii) otherwise prevent or materially delay the performance by Parent or Merger Sub of their respective covenants and obligations hereunder.

Section 3.5 Financing.

(a) Parent and Merger Sub have delivered to the Company a true and complete copy of an executed equity commitment letter (the “Commitment Letter”), pursuant to which the Investor has committed, subject to the terms therein, to invest the cash amounts set forth therein (the “Financing Commitment”).

(b) The Financing Commitment has not been amended, modified, withdrawn or rescinded in any respect. The Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing Commitment, other than as set forth in the Commitment Letter. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Financing Commitment. As of the date hereof, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Financing Commitment. Parent has fully paid any and all commitment fees that have been incurred and are due and payable in connection with the Financing Commitment, and Parent will pay when due all other commitment fees arising under the Commitment Letter as and when they become payable.

(c) Parent and Merger Sub have no Contracts, arrangements or understandings with any Person concerning the contributions to be made to Parent or Merger Sub in connection with the transactions contemplated by this Agreement that would be inconsistent with the terms and conditions of the Commitment Letter or would adversely affect Parent’s rights and obligations under this Agreement, nor any Contracts or non-binding arrangements or understandings with any Person concerning the ownership and operation of Parent, Merger Sub or the Surviving Corporation other than those that would not adversely affect Parent’s rights and obligations under this Agreement.

Section 3.6 Availability of Funds. At the Closing, Parent will have immediately available funds in cash that will be sufficient to fulfill its obligations under Section 1.7(b), assuming that the Company fulfills its obligations pursuant to Section 1.7(b).

Section 3.7 Ownership of Company Capital Stock. As of the date of this Agreement, Parent did not beneficially own any shares of Company Common Stock. None of Parent, Merger Sub, or any of their respective Subsidiaries owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Company Capital Stock (other than as contemplated by this Agreement). For purposes of this Agreement, “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with its correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

Section 3.8 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 3.9 Proxy Statement and Other Required Filings. The information supplied by Parent, Merger Sub or any of their respective partners, members, stockholders, directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent, Merger Sub or any of their respective partners, members, stockholders, directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Company Filings will not, at the time the applicable Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE IV

CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

Section 4.1 Conduct of Business by the Company.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except as otherwise expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay its debts and Taxes when due, pay or perform other material obligations when due, and (iii) use commercially reasonable efforts to: (A) preserve intact its present business organization and material business relationships with third parties, (B) comply in all material respects with all Legal Requirements, and (C) keep available the services of their present officers and key employees.

(b) Required Consent. In addition, without limiting the generality of Section 4.1(a), except as permitted or contemplated expressly by the terms of this Agreement, and except as provided in Section 4.1(b) of the Company Disclosure Letter, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i) Cause, permit or propose any amendments to the Company Charter Documents or any of the Subsidiary Charter Documents;

(ii) Adopt a plan or agreement of complete or partial liquidation, merger, consolidation, dissolution, restructuring, recapitalization or other material reorganization;

(iii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of, or convertible into or exercisable for, any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, or convertible into or exercisable for, any capital stock, other than (A) any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction, in the ordinary course of business and (B) issuance of Company Common Stock pursuant to exercises of Company Options outstanding on the date hereof or permitted to be issued after the date hereof pursuant to clause (v) below or pursuant to the ESPP or Company Warrants outstanding as of the date hereof, each in accordance with their respective terms in effect on the date hereof;

(iv) Purchase, redeem or otherwise acquire, directly or indirectly, any securities of the Company or any of its Subsidiaries, except (A) in connection with dissolution or reorganization of a wholly-owned Subsidiary of the Company in the ordinary course of business and (B) repurchases at cost of Company Common Stock from Employees upon termination of any such Employee’s service as provided and pursuant to the terms of the applicable Contract;

(v) Issue, sell, deliver, transfer, pledge, dispose of or encumber, or amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of, or agree or commit to issue, sell, deliver, transfer, pledge, dispose of or encumber, or amend the terms of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any securities of the Company or any of its Subsidiaries, or any securities convertible into or exchangeable for any such securities, except for (A) the issuance and sale of shares of Company Common Stock pursuant to Company Options or Company Warrants outstanding prior to the date hereof, (B) grants to newly hired employees of Company Options issued in the ordinary course of business consistent with past practice with a per share exercise price that is no less than the then-current market price of a share of Company Common Stock and limited in aggregate amounts to 250,000 shares and (C) issuances of shares of Company Common Stock to participants in the Company ESPP pursuant to the terms thereof and Section 1.6(h);

(vi) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a material portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any material assets outside the ordinary course of business consistent with past practice, in each case in excess of $50,000 individually or $100,000 in the aggregate;

(vii) Sell, lease, license, encumber or otherwise dispose of any properties or assets of the Company or any Subsidiary except (A) the sale, lease or disposition (other than through licensing) of property or assets which are not material to the business of the Company and its Subsidiaries or (B) the licenses of Company Products in the ordinary course of business;

(viii) Make any loans, advances or capital contributions to, or investments in, any other Person, other than: (A) loans or investments by it or a wholly-owned Subsidiary of it to or in it or any wholly-owned Subsidiary of it or (B) employee advances for business expenses made in the ordinary course of business;

(ix) Except as required as a result of a change in GAAP or by applicable Legal Requirements, in each case as reviewed by the Company’s independent auditor, (A) any material revaluation by the Company of any of its assets, including writing down any Company Intellectual Property, the value of capitalized inventory or writing off notes or accounts, or (B) make any material change in its methods or principles of accounting;

(x) Enter into or renew any Contracts containing any material non-competition, exclusivity or other similar material restrictions on the Company or the Company Business;

(xi) Incur, assume or amend the terms of, any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it), other than in connection with the financing of ordinary course trade payables;

(xii) Except as required to comply with any Law (including any necessary or desirable revisions to outstanding arrangements to comply with Code Section 409A so long as there is no increased cost to the Company and no requirement to establish a trust) or agreements or arrangements existing on the date hereof, and except as described in Section 4.1(b)(xii) of the Company Disclosure Letter, (A) adopt, enter into, terminate or amend any employment, severance or similar agreement, arrangement or benefit plan (including any Company Benefit Plan, policy, trust, fund or program or other arrangement for the benefit or welfare of any current director, officer, employee or consultant), or any collective bargaining agreement that involves the payment by the Company or any of its Subsidiaries of a sum in excess of $50,000 in any individual case, (B) increase the compensation or benefits of any directors, officers, employees or consultants of the Company or any of its Subsidiaries except for increases in compensation in connection with promotion of employees in the ordinary course of business, consistent with past practice, and in an amount not to exceed $50,000 in any one case, (C) hire any employee except for the replacement of any current Employee whose employment with the Company or any of its Subsidiaries is terminated for any reason (with such replacement employee receiving substantially similar compensation and benefits as such terminated Employee), (D) materially accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards other than as contemplated by this Agreement or by any agreement outstanding on the date hereof, (E) other than as allowed under this Agreement, grant any awards or make any payments in excess of $100,000 in the aggregate under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, (F) undertake any action that confers upon any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsover under or by reason of this Agreement or the Merger, or (G) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan;

(xiii) Enter into, or amend, modify of supplement any Company Material Contract outside the ordinary course of business or waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Company Material Contract or otherwise);

(xiv) Enter into any joint venture, partnership or other similar arrangement;

(xv) Except as otherwise permitted by Section 4.1(b)(xvii), pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business, or as required by their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business, in each case, the payment, discharge, settlement or satisfaction of which does not include any material obligation (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing Date;

(xvi) Make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend in any material respect any Tax Returns or file claims for material Tax refunds, enter into any closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(xvii) Institute, settle, or agree to settle any litigation or proceeding pending or threatened before any arbitrator, court or other Governmental Entity, other than (A) any such proceeding brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, (B) the settlement of claims, liabilities or obligations adequately reserved against on the Company Balance Sheet (for amounts in each case not materially in excess of such reserve); provided that, neither the Company nor any of its Subsidiaries shall (1) settle or agree to settle any such proceeding which settlement involves a “conduct remedy” or injunctive or similar relief or has a restrictive impact on business nor (2) pay any amount to settle or agree to settle such proceeding in excess of the amount set forth in Section 4.1(b)(xvii) of the Company Disclosure Letter;

(xviii) Enter into any new line of business; or

(xix) Agree or commit to do any of the foregoing.

(c) Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Acquisition Proposals.

(a) No Solicitation. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use all reasonable efforts to cause its and its Subsidiaries’ Employees, stockholders, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (collectively, “Representatives”) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined below); (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or encourage any effort by, any Person that is seeking to make any Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions; (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any securities of the Company or any of its Subsidiaries, or approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of the DGCL, (v) approve, endorse or recommend any Acquisition Transaction; or (vi) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating any Acquisition Proposal or Acquisition Transaction contemplated thereby. The Company and its Subsidiaries will, and will use all reasonable efforts to cause their respective Representatives to, immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and will use commercially reasonable efforts to cause any such third party (and its representatives) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information) to as promptly as practicable return or destroy (and confirm destruction of) all such information. For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal from any Person (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving, directly or indirectly:

(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) from the Company of fifteen percent (15%) or more of the total outstanding equity interests in or voting securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding equity interests in or voting securities of the Company;

(ii) any direct or indirect purchase or other acquisition of fifteen percent (15%) or more of any class of equity or other voting securities of one or more direct or indirect Subsidiaries of the Company, the business(es) of which, individually or in the aggregate, generate or constitute (as applicable) fifteen percent (15%) or more of the consolidated net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the Company’s most recently completed fiscal year) of the Company and its Subsidiaries, taken as a whole;

(iii) any merger, consolidation, business combination or other similar transaction involving the Company or one or more of its Subsidiaries, the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the consolidated net revenues, net income or assets (as of or for the twelve month period ending on the last day of the applicable party’s most recently completed fiscal year) of the Company and its Subsidiaries, taken as a whole, pursuant to which the stockholders of the Company (as a group) or such Subsidiary or Subsidiaries, as applicable, immediately preceding such transaction hold less than fifty percent (50%) of the equity interests in or voting securities of the surviving or resulting entity of such transaction;

(iv) any direct or indirect sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of the Company or one or more of its Subsidiaries that generate or constitute, individually or in the aggregate, fifteen percent (15%) or more of the consolidated net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of the Company and its Subsidiaries, taken as a whole; or

(v) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries, the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the consolidated net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of the Company and its Subsidiaries, taken as a whole.

(b) Notwithstanding anything to the contrary set forth in this Section 5.1 or elsewhere in this Agreement, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VII and the Company’s receipt of the Requisite Stockholder Approval, the Company Board may, directly or indirectly through one or more Representatives:

(i) participate or engage in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide unsolicited Acquisition Proposal in writing, provided that (x) the Company Board shall have determined in good faith, after taking into consideration the advice of and consultation with its financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and (y) the Company Board shall have determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary obligations to the Company’s stockholders under Delaware Law and provided, further that in any such case neither the Company nor any Representative shall have, knowingly and intentionally materially violated the restrictions set forth in Section 5.1(a); and

(ii) thereafter, furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its Subsidiaries to any Person that has made a bona fide unsolicited Acquisition Proposal in writing, provided that (A) the Company shall have entered into an Acceptable Confidentiality Agreement with such Person, and (B) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent to the extent the Company has not previously furnished such non-public information to Parent.

(c) Neither the Company nor the Company Board shall take or permit any of the actions referred to in clauses (i) and (ii) of Section 5.1(b) unless the Company shall have delivered to Parent at least 24 hours prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Subsidiaries or Representatives) of any Acquisition Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries in connection with such Acquisition Proposal or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Person that is seeking to make or has made after the date hereof an Acquisition Proposal. The Company shall provide such notice in writing and shall identify the Person making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed, on a prompt basis (but in any event within 24 hours), of the status and material terms of any such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Parent with at least 48 hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Acquisition Proposal.

(d) For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written Acquisition Proposal for an Acquisition Transaction that the Company Board shall have determined in good faith would be more favorable from a financial point of view to the Company Stockholders (in their capacity as such) than the Merger after (A) receiving the advice of its financial advisor, (B) taking into account the likelihood of consummation of such Acquisition Transaction on the terms set forth therein (as compared to the terms herein), (C) taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable Legal Requirements and (D) giving effect to all adjustments, if any, that have been offered by Parent pursuant to Section 5.6; provided, however, that for purposes of the preceding reference to “Acquisition Transaction” in this definition of a “Superior Proposal,” all references to “fifteen percent (15%)” in the definition of “Acquisition Transaction” shall be references to “fifty percent (50%).” For purposes of this Agreement, “Acceptable Confidentiality Agreement” shall mean any confidentiality agreement between the Company and any Person that contains provisions that are no less favorable to the Company than those provisions set forth in the Confidentiality Agreement and does not contain provisions that prohibit the Company from complying with the terms of this Section 5.1.

Section 5.2 Confidentiality; Access to Information; No Modification of Representations, Warranties or Agreements.

(a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Confidential Disclosure Agreement dated June 30, 2008 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and, each of Parent and the Company will hold, and will cause its respective directors, officers, Employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(b) Access to Information. The Company will afford Parent and Parent’s accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel for purposes of this Agreement as Parent may reasonably request, and use its reasonable efforts to cause Grant Thornton LLP to provide access for Parent’s independent auditors, BDO Seidman, LLP, to its work papers in respect of the Company and its Subsidiaries; provided, however, that the Company may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) based on the advice of the Company’s outside counsel, access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iii) such access would be in breach of any confidentiality obligation, commitment or provision by which the Company or any of its Subsidiaries is bound or affected, which confidentiality obligation, commitment or provision shall be disclosed to Parent, provided that disclosure of such obligation, commitment or provision would not itself be the breach of an obligation or commitment to a third party. With respect to the exchange of competitively sensitive information, including strategic and marketing plans, pricing material and customer specific data, outside antitrust counsel will be consulted prior to the exchange of such information, and such information shall not be exchanged to the extent such counsel advises in writing against such exchange. In addition, any information obtained from the Company or any Company Subsidiary pursuant to the access contemplated by this Section 5.2(b) shall be subject to the Confidentiality Agreement. Any investigation conducted pursuant to the access contemplated by this Section 5.2(b) shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or knowingly create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to any of the Company’s offices shall be subject to the Company’s reasonable security measures, the requirements of the applicable Lease and insurance requirements and shall not include the right to perform any “invasive” testing.

(c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

Section 5.3 Public Disclosure. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and agree on any press release with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release prior to such consultation and agreement, except as may be required by law or any listing agreement with any applicable national or regional securities exchange or market. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

Section 5.4 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take as promptly as practicable, or cause to be taken, all actions, and to do as promptly as practicable, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy the conditions to the obligations to consummate the Merger, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

Section 5.5 Employee Benefits. Excluding salary and bonus, following the Effective Time, Parent shall provide employee benefits to each participant in a Company Benefit Plan (including dependents) who becomes an employee of Parent or the Surviving Corporation (“Continued Employee”) that are in the aggregate substantially comparable to those provided to similarly situated employees of Parent as of the Closing Date. With respect to any employee benefit plan in which a Continued Employee is eligible to participate after the Closing Date (the “New Parent Plans”), Parent shall:

(a) waive all pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of Parent or its Subsidiaries under any health and welfare New Parent Plans (except to the extent that such conditions, requirements and waiting periods exist under the benefit plans that covered the Continued Employee before the Closing Date have not yet been met with respect to such Continued Employee) in which such Continued Employee may be eligible to participate after the Closing Date, and deductibles, coinsurance or maximum out-of-pocket payments made by such Continued Employee during the applicable plan year in which such Continued Employee first participates in the applicable New Parent Plan occurs will reduce the amount of deductibles, coinsurance and maximum out-of-pocket payments under the New Parent Plans; provided that, for purposes of deductibles, coinsurance and out-of-pocket payments, the Continued Employee was enrolled in similar coverage under the Company Benefit Plans immediately prior to the effective time of coverage in the New Parent Plans, and

(b) recognize the Continued Employee’s prior service with Company and its Subsidiaries or otherwise credited by Company or its Subsidiaries to the Continued Employee that is accrued on or prior to the Closing Date for purposes of eligibility to participate and vesting credit and, with respect to severance pay and paid time off, recognize prior service with Company and its Subsidiaries or otherwise credited by Company or its Subsidiaries to such Continued Employee for years of service calculations in any New Parent Plan in which such Continued Employee may be eligible to participate after the Closing Date; provided, however, that in no event will any credit be given to the extent it would result in the duplication of benefits for the same period of service or to the extent such service relates to benefit accrual under a defined benefit pension plan, and in no event will any credit require any retroactive contributions to be made.

The Company and its Subsidiaries shall take such actions necessary to terminate the 401(k) plan if requested by Parent to do so in writing at least five (5) business days before the Effective Time.

Notwithstanding anything to the contrary in this Agreement, the parties expressly acknowledge and agree that (i) this Section 5.5 is not intended to create an employment related contract between Parent (or any of its Subsidiary) and any employee of Company or any of its Subsidiary nor may any employee of Company or any of its Subsidiary rely on this Agreement as the basis for any breach of any employment related contract claim against Parent, its Subsidiaries or the Surviving Corporation; (ii) nothing in this Section 5.5 will be deemed or construed to require Parent to continue to employ any particular employee of Company or any of its Subsidiaries for any period after Closing; (iii) nothing in this Section 5.5 will be deemed or construed to limit Parent’s right to terminate the employment of any employee of Company or any of its Subsidiaries at any time after Closing; and (iv) nothing in this Section 5.5 is intended to create any rights or obligations (except between the Parties to this Agreement) for or with respect to any other Person, and no current or former employee of Company or any of its

Subsidiaries, no beneficiary or dependent thereof, and no other Person who is not a party to this Agreement, will be entitled to assert any rights or claims hereunder.

Section 5.6 Company Board Recommendation.

(a) Neither the Company Board nor any committee thereof shall (i) withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent or Merger Sub, the Company Board’s recommendation to approve the Merger, (ii) approve, endorse or recommend any Acquisition Proposal or Acquisition Transaction or (iii) in the event that a tender or exchange offer for Company Common Stock that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent, fail to confirm the Company Board Recommendation within 10 Business Days after a written request from Parent to do so following announcement of such tender or exchange offer (any of the foregoing, a “Recommendation Change”). Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Stockholder Approval, and subject to the Company not knowingly and intentionally materially violating the restrictions set forth in Section 5.1, in the event the Company shall have received an Acquisition Proposal that has not been withdrawn and the Company Board shall have determined in good faith, after taking into consideration the advice of and consultation with its financial advisors, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company Board may (1) effect a Recommendation Change and/or (2) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (2), and any purported termination pursuant to the foregoing clause (2) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Termination Fee payable pursuant to Section 7.3; and provided, further, that the Company Board may not effect a Recommendation Change pursuant to the foregoing clause (1) or terminate this Agreement pursuant to the foregoing clause (2) unless (A) the Company shall have provided prior written notice to Parent and Merger Sub at least two (2) Business Days in advance (the “Notice Period”), of its intention to effect a Recommendation Change or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, as the case may be, which notice shall specify the material terms and conditions of any such Superior Proposal, if applicable, and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents to the extent they set forth material terms and conditions of any such Superior Proposal, and (B) prior to effecting such a Recommendation Change or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement as would permit the Company Board not to effect a Recommendation Change or to conclude that such Acquisition Proposal has ceased to constitute a Superior Proposal, as the case may be. In the event that during the Notice Period any revisions are made to the Superior Proposal and the Company Board in its good faith judgment determines such revisions are material (it being agreed that any change in the purchase price in such Superior Proposal shall be deemed a material revision), the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.6(a) with respect to such new written notice, except that the Notice Period shall be reduced to 36 hours.

(b) Nothing set forth in Section 5.1(a), this Section 5.6 or elsewhere in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (ii) making any disclosure to the Company Stockholders that the Company Board determines to make in good faith (after consultation with its outside legal counsel) in order to fulfill its fiduciary duties under Delaware Law, provided that, in either such case, any such statement(s) or disclosures made by the Company Board will be subject to the terms and conditions of this Agreement, including the provisions of Article VIII; provided that (x) the fact that a disclosure or other action may be deemed permissible by virtue of this sentence does not in and of itself mean that any such disclosure or other action does not constitute a Recommendation Change and (y) any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Recommendation Change unless the Company Board expressly reaffirms its recommendation of this Agreement and the transactions contemplated hereby in connection with such disclosure.

Section 5.7 Company Stockholder Meeting. The Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the date hereof for the purpose of voting upon the adoption of this Agreement in accordance with the DGCL; provided, however, nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting if (a) there are insufficient shares of the Company Common Stock present or represented by a proxy at the Company Stockholder Meeting to conduct business at the Company Stockholder Meeting, provided that the Company and the Company Board has complied with the last sentence of this Section 5.7, (b) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Legal Requirements, order or a request from the SEC or its staff, or (c) the Company determines in good faith that it is necessary to postpone or adjourn the Company Stockholder Meeting in order to give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Recommendation Change). Unless this Agreement is earlier terminated pursuant to Article VIII or the Company Board shall have effected a Recommendation Change pursuant to the terms of Section 5.6(a), the Company shall solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law, submit this Agreement for approval of the Company Stockholders at the Company Stockholder Meeting and use its reasonable best efforts to secure the Requisite Stockholder Approval at the Company Stockholder Meeting.

Section 5.8 Indemnification.

(a) The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects, to the extent permitted under applicable Legal Requirements, the obligations of the Company and its Subsidiaries under all indemnification agreements listed in Section 5.8(a) of the Company’s Disclosure Letter between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of directors and officers (and any other employees or agents who otherwise would be entitled to similar benefits thereunder pursuant to the terms thereof in effect on the date hereof), in each case in their respective capacities as such, occurring at or prior to the Effective Time, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date of this Agreement, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Legal Requirements.

(b) Without limiting the generality of the provisions of Section 5.8(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless each Indemnified Person in respect of acts or omissions occurring at or prior to the Effective Time (including acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby) to the fullest extent permitted by Delaware Law as provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Legal Requirements.

(c) Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall procure, subject to prior consultation with Parent, in effect for a period of six years after the Effective Time a “tail” officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that if such a policy cannot reasonably be procured for an aggregate premium of 300% of the premium paid by the Company in respect of the current year as of the date hereof, then the Surviving Corporation shall provide insurance with the greatest coverage and amount reasonably procurable for such a premium, it being agreed that the Company shall use commercially reasonable efforts to obtain competitive quotes for such insurance coverage in an effort to reduce the cost thereof. Parent shall not cancel such policies or permit such policies to be canceled.

(d) If Parent, the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations thereof set forth in this Section 5.8.

(e) The obligations set forth in this Section 5.8 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the “tail” policy referred to in Section 5.8(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the “tail” policy referred to in Section 5.8(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the “tail” policy referred to in Section 5.8(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.8, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the “tail” policy referred to in Section 5.8(c) (and their heirs and representatives)) under this Section 5.8 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Legal Requirements (whether at law or in equity).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.8 is not prior to or in substitution for any such claims under such policies.

Section 5.9 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.10 FIRPTA Compliance. On the Closing Date but prior to the Closing, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent under Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not, and has not been a “United States real property holding corporation” for purposes of Code Sections 897 and 1445 at any time during the five year period ending on the date of the certification. In addition, the Company shall deliver to Parent on the Closing Date the notification to the Internal Revenue Service described in Treasury Regulation Section 1.897-2(h)(2) regarding delivery of the statement referred to in the preceding sentence, signed by a responsible officer of the Company. The Company acknowledges that Parent may cause the Company to file such notification with the Internal Revenue Service on or after the Closing.

Section 5.11 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the merger with and into the Company pursuant to this Agreement.

Section 5.12 Regulatory Filings. On the terms and subject to the conditions set forth in this Agreement and applicable Legal Requirements, each of Parent, Merger Sub and the Company shall cooperate with the other and shall use (and shall cause their respective Subsidiaries to use) commercially reasonable efforts to as promptly as practicable (a) take or cause to be taken all actions, and do or cause to be done all things, that are necessary, proper or advisable under this Agreement and applicable Legal Requirements (including under the HSR Act and such other requirements of the comparable laws of other jurisdictions) to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as expeditiously possible following the date hereof, including, by preparing and filing as promptly as practicable (or any specific time as the parties mutually agree) all documentation to effect all filings, notices, petitions, statements, registrations, submissions of information, applications and other documents that are necessary in connection with the Merger and other transactions contemplated by this Agreement, (b) obtain all approvals, consents, registrations, permits, authorizations and other confirmations that are necessary, proper or advisable under this Agreement and applicable Legal Requirements (including under the HSR Act and such other requirements of the comparable laws of other jurisdictions) to consummate the Merger and the other transactions contemplated by this Agreement, (c) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the transactions contemplated by this Agreement, and (d) execute and deliver any additional instruments necessary, proper or advisable to consummate the Merger and other transactions contemplated by this Agreement. On the terms and subject to the conditions set forth in this Agreement and under applicable Legal Requirements, each of Parent, Merger Sub and the Company shall, to the extent permitted by Legal Requirements, (i) promptly notify the other party of any communication to that party from any Governmental Entity in respect of any substantive filing, investigation or inquiry concerning this Agreement, the Merger or any other transactions contemplated hereby, (ii) if practicable, permit the other party, or its outside counsel, the opportunity to review in advance all the information relating to Parent and its Subsidiaries or the Company and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and incorporate the other party’s reasonable comments thereon, (iii) if practicable, not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation, or inquiry concerning this Agreement, the Merger or any other transaction contemplated hereby unless such party consults with the other party hereto in advance, and, to the extent permitted by such Governmental Entity, gives the other party hereto the opportunity to attend, and (iv) furnish the other party hereto, or its outside counsel, with copies of all non-privileged correspondences, filings, and written communications between them and their Subsidiaries, and representatives, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to this Agreement, the Merger and the other transactions contemplated hereby. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the provisions of this Section 5.12 shall not be construed to require either party hereto to consent to any action if such action would be reasonably likely to have a material adverse effect on Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), on their businesses, assets operations, or prospects, taken as a whole, if the Merger were consummated. Without limitation of the foregoing, (A) nothing in this Agreement shall require Parent, the Company or any of their respective Subsidiaries to divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, any business or assets of Parent, the Company or any of their respective Subsidiaries, and (B) in no event shall Parent, the Company or any of their respective Subsidiaries be obligated to litigate or participate in the litigation of any proceeding, whether judicial or administrative, brought by any Governmental Entity or appeal any order or decree thereof: (A) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement or seeking to obtain from Parent, the Company or any of their respective Subsidiaries any damages in connection therewith, (B) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective Affiliates of all or any portion of the business, assets or any product of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries or to require any such Person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or enter into a consent decree or hold separate all or any portion of the business, assets or any product of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement, or (C) seeking to require divestiture by Parent, the Company or any of their respective Affiliates of any business or assets of the Company or its Subsidiaries or Parent or its Subsidiaries.

Section 5.13 Proxy Statement and Other Required Company Filings. As soon as practicable following the date of this Agreement, the Company, Parent and Merger Sub shall jointly prepare, and the Company shall file with the SEC, the Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders for use at the Company Stockholder Meeting. If the Company determines that it is required to file with the SEC any Other Required Company Filing under applicable Legal Requirements, the Company shall promptly prepare and file with the SEC such Other Required Company Filing. If Parent or Merger Sub determine that they are required to file any Other Required Parent Company Filing under applicable Legal Requirements, then Parent and Merger Sub shall promptly prepare and file with the SEC such Other Required Parent Filing. The Company, Parent and Merger Sub, as the case may be, shall furnish all information concerning the Company, on the one hand, and Parent and Merger Sub, on the other hand, as the other may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement, any Other Required Company Filing and any Other Required Parent Filing. Subject to applicable Legal Requirements, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement, any Other Required Company Filing and any Other Required Parent Filing. None of the Company, Parent, or Merger Sub shall file with the SEC the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, or any amendment or supplement thereto, and, to the extent permitted by Legal Requirements, none of the Company, Parent or Merger Sub, shall correspond or otherwise communicate in any material respect with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, in any such case without providing the other parties hereto a reasonable opportunity to review and comment thereon or participate therein, as the case may be. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, or any receipt of a request by the SEC or its staff for additional information in connection therewith. If at any time prior to the Company Stockholder Meeting, any information relating to the Company, Parent or Merger Sub, or any of their respective partners, members, stockholders, directors, or officers, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that the Proxy Statement, any Other Required Company Filing or Other Required Parent Filing, as the case may be, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other, and an appropriate amendment or supplement to the Proxy Statement or the applicable Other Required Company Filing or Other Required Parent Filing describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Legal Requirements or the SEC or its staff, disseminated to the Company Stockholders. The Company shall cause the Proxy Statement and any Other Required Company Filing to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Parent and Merger Sub shall cause any Other Required Parent Filing to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Unless this Agreement is earlier terminated pursuant to Article VIII or the Company Board shall effect a Recommendation Change pursuant to the terms of Section 5.6(a), the Company shall include the Company Board Recommendation in the Proxy Statement and, if applicable, any Other Required Company Filings.

Section 5.14 Anti-Takeover Laws. In the event that any state anti-takeover or other similar Legal Requirements are or become applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, Parent and Merger Sub shall use commercially reasonable efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Legal Requirements on this Agreement and the transactions contemplated hereby.

Section 5.15 Litigation. The Company shall promptly advise Parent orally and in writing of any litigation commenced after the date hereof against the Company or any of its directors (i) by any stockholder of the Company relating to this Agreement, the Merger or the transactions contemplated hereby and shall keep Parent reasonably informed regarding any such litigation (“Stockholder Litigation”) or (ii) that would otherwise have been required to be disclosed pursuant to Section 2.10 if such litigation had arisen prior to the date hereof. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any Stockholder Litigation. Without Parent’s written consent (which shall not unreasonably be withheld), the Company will not settle any Stockholder Litigation with or voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger unless such settlement neither involves (1) a “conduct remedy” or injunctive or similar relief or has a restrictive impact on business, or (2) payment to settle such proceeding in excess of the amount set forth in Section 4.1(b)(xvii) of the Company Disclosure Letter.

Section 5.16 Notice of Certain Events. Each of the Company and Parent shall promptly, following Knowledge thereof, notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Entity concerning the transactions contemplated by this Agreement;

(c) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably expected to cause the conditions set forth in Section 6.2(a) or Section 6.3(a) not to be satisfied; and

(d) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in the time and manner described herein that would cause the conditions set forth in Section 6.2(b) or Section 6.3(b) not to be satisfied;

provided, however, that the delivery of any notice pursuant to this Section 5.16 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice, and provided, further, that any failure of the Company to provide notice pursuant to this Section shall not cause the condition set forth in Section 6.3(b) to not be satisfied if the Company shall promptly provide such notice upon Knowledge of such failure.

Section 5.17 Company Closing Expenses. At or promptly after the Closing, the Company shall pay the Financial Advisory Fee (as defined in Schedule 1.7 Section 1.7(b) hereto) and the reasonable fees and expenses of legal counsel.

Section 5.18 Cooperation Regarding Debt Financing. The Company shall use commercially reasonable efforts to provide Parent with such cooperation in connection with the arrangement of any debt financing that Parent may decide to seek in connection with the transactions contemplated by this Agreement, in each case, as may be reasonably requested by Parent, including (i)

participation in meetings, due diligence sessions and management presentation sessions and similar presentations, (ii) preparing business projections and financial statements (including pro forma financial statements) and other information for offering memoranda, private placement memoranda and similar documents and (iii) reasonably facilitating the pledge of collateral, if any, at Closing. The Company shall use commercially reasonable efforts to allow Parent’s representatives the opportunity to review and comment upon any such financial statements (including pro forma financial statements) in draft form and shall use commercially reasonable efforts to allow such representatives access to the Company and supporting documentation with respect to the preparation of such financial statements and the independent auditors’ work papers relating to such financial statements. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with any such debt financing prior to the Effective Time (unless such fee or liability is not payable until the occurrence of the Effective Time), and Parent shall, reasonably promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation. Parent shall use all reasonable efforts to require all potential sources of financing to enter into confidentiality agreements in a form reasonably acceptable to the Company prior to providing any such potential sources with any material non-public information regarding the Company or the transactions contemplated hereby.

Section 5.19 Resignation of Directors. At the Closing, the Company shall deliver signed letters of resignation from each member of the Company Board (and to the extent requested by Parent, from any member of the board of directors (or any equivalent) of each Subsidiary of the Company) pursuant to which each such director resigns from his or her position as a director of the Company (and/or any such Subsidiary, as applicable) and makes such resignation effective at or prior to the Effective Time.

Section 5.20 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which (i) is in effect and (ii) has the effect of preventing or making the Merger illegal.

(c) Antitrust Approvals. All applicable waiting periods (and any extensions thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or terminated early and all applicable waiting periods or approvals under foreign antitrust, merger control or competition laws or regulations applicable to the consummation of the Merger shall have expired or terminated early or been obtained.

Section 6.2 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case or in the aggregate, for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized executive officer of Parent and a certificate with respect to such effect signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized executive officer of Merger Sub.

Section 6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations and Warranties. (i) The Specified Company Representations (as defined below) shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on the Closing Date (except for those representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date) and (ii) the Other Company Representations (as defined below) shall be true and correct in all material respects (ignoring for the purposes of a determination of any breach any qualification based on “materiality,” “Company Material Adverse Effect” or any similar qualification contained in such representations and warranties) as of the Closing Date with the same force and effect as if made on the Closing Date (except for those representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date); provided that, in the event of a breach of any Other Company Representation, the condition set forth in this Section 6.3(a) shall be deemed satisfied at any time unless the effect of all such breaches of such Other Company Representations taken together has had a Company Material Adverse Effect. “Specified Company Representations” shall mean the representations or warranties of the Company set forth in Section 2.1(a), Section 2.1(b), Section 2.1(c), Section 2.2(a), Section 2.2(c)(i), Section 2.2(d)(i), Section 2.3(a), Section 2.11 and Section 2.21. “Other Company Representations” shall mean the representations and warranties of the Company contained in Article II hereof, other than the Specified Company Representations. Parent and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized executive officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by an authorized executive officer of the Company.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

(d) No Governmental Proceedings. There shall not be pending any suit, action or proceeding by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated hereby, (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its Subsidiaries of any material portion of the business or assets of the Company or any of its Subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company or any of its Subsidiaries, as a result of the Merger or any of the other transactions contemplated hereby or (iii) seeking to impose material limitations on the ability of Parent, Merger Sub or any of their respective Affiliates, to acquire or hold, or exercise full rights of ownership of, any Company Common Stock, including, without limitation, the right to vote Company Common Stock on all matters properly presented to the stockholders of the Company.

(e) Minimum Cash. The Company shall have unrestricted cash and cash equivalents (net of any indebtedness) at least equal to the Minimum Cash Amount on the Closing Date that is (i) in the United States or (ii) outside the United States (less, in the case of this clause (ii), any penalty or imposition of any net Tax cost resulting from the extractions of such cash from a Subsidiary) to the extent it may be extracted from such non-U.S. jurisdiction without legal restriction, including minimum capitalization requirements of any jurisdiction.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party or parties, and except as provided below, whether before or after the Requisite Stockholder Approval shall have been obtained:

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, if the Merger shall have not been consummated by March 31, 2009 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in any of the conditions to the Merger set forth in Article VI having failed to be satisfied on or before the Termination Date and such action or failure to act constitutes a material breach of this Agreement;

(c) by either Parent or the Company, if consummation of the Merger would violate any nonappealable final order, decree or judgment (which the parties hereto shall have used their reasonable best efforts to resist, resolve or lift) of any Governmental Entity having competent jurisdiction;

(d) by either Parent or the Company, if: (i) the Company Stockholder Meeting (including any adjournments thereof) shall have been held and completed and the stockholders of the Company shall have taken a final vote on a proposal to adopt this Agreement, and (ii) the Requisite Stockholder Approval shall not have been obtained;

(e) by the Company, in the event that (i) the Company is not then in material breach of its covenants, agreements and other obligations under this Agreement, and (ii) Parent and/or Merger Sub shall have breached or otherwise violated any of their respective material covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have become inaccurate, in either case that (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is not cured within thirty days after written notice thereof is received by Parent or is not capable of being cured by the Termination Date;

(f) by the Company, at any time prior to obtaining the Requisite Stockholder Approval, in accordance with, and subject to the terms and conditions of, Section 5.6(a), provided, that prior to or concurrent with such termination, the Company pays to Parent the Termination Fee, and any failure to pay such Termination Fee shall render the purported termination hereunder null and void;

(g) by Parent, in the event that (i) Parent and Merger Sub are not then in material breach of their respective covenants, agreements and other obligations under this Agreement, and (ii) the Company shall have breached or otherwise violated any of its material covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case that (A) would give rise to the failure of a condition set forth Section 6.3(a) or Section 6.3(b) and (B) is not cured within thirty days after written notice thereof is received by the Company or is not capable of being cured by the Termination Date;

(h) by Parent, in the event that the Company shall have knowingly and intentionally materially breached any of its obligations under Section 5.1, Section 5.6, Section 5.7 or Section 5.14; or

(i) by Parent, in the event that (i) the Company Board or any committee of the Company Board shall have for any reason effected a Recommendation Change; (ii) the Company shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal; or (iii) a tender or exchange offer for Company Common Stock that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent and, within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have issued a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the Company Board Recommendation and recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock into such tender or exchange offer. For purposes of this Agreement, “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which the SEC or banking institutions located in the City of San Francisco are authorized or required by Legal Requirements or other governmental action to close.

Section 7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (a) as set forth in Section 5.2(a), Section 5.3, this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 7.3 Fees and Expenses.

(a) Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b) If an Expense Reimbursement Event occurs, the Company shall pay Parent (by wire transfer of immediately available funds), within two (2) Business Days after the occurrence of such Expense Reimbursement Event, an amount equal to all of Parent’s, Merger Sub’s or their respective Affiliates’ documented out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) (“Expenses”) up to $500,000 actually incurred by them in connection with this Agreement and the transactions contemplated hereby including the arrangement of, obtaining the commitment to provide or obtaining any financing for such transactions.

(c) If a Payment Event occurs, the Company shall pay Parent (by wire transfer of immediately available funds), if, pursuant to clause (A) of the definition of Payment Event below, simultaneously with the occurrence of such Payment Event or, if pursuant to clause (B) of the definition of Payment Event below, within five (5) Business Days following such Payment Event, an amount equal to the Termination Fee; provided, that any payment of Expenses pursuant to Section 7.3(b) shall be credited against the fee payable pursuant to this Section 7.3(c).

(d) As used in this Agreement, the following terms have the following meanings:

(i) “Expense Reimbursement Event” means the termination of this Agreement pursuant to Section 7.1(b) or Section 7.1(d) if, prior to any such termination, an Acquisition Proposal shall have been made and not withdrawn.

(ii) “Payment Event” shall mean the termination of this Agreement pursuant to (A) Section 7.1(f), Section 7.1(h), Section 7.1(i)(i) or Section 7.1(i)(ii), or (B) Section 7.1(b), Section 7.1(d) or Section 7.1(i)(iii), if, in the case of this clause (B), (1) prior to any such termination, an Acquisition Proposal shall have been made and not withdrawn, and (2) within twelve (12) months following the date of such termination the Company shall have entered into a definitive agreement with respect to such Acquisition Transaction.

(iii) “Termination Fee” shall mean $1,800,000.

For purposes of this Section 7.3(d), each reference to “fifteen percent (15%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “fifty percent (50%).”

(e) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3 and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3, the Company shall pay to Parent, in addition to the amount of such judgment, Parent’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3 at The Wall Street Journal prime rate in effect on the date such payment was required to be made.

Section 7.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval and adoption of this Agreement by the stockholders of the Company, provided that after approval and adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by requires further approval by the stockholders of the Company under applicable Legal Requirements without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

Section 7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken or authorized by their respective board of directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in: Article I; Section 5.3 (Public Disclosure), Section 5.4 (Reasonable Efforts), Section 5.5 (Employee Benefits), Section 5.8 (Indemnification), Section 7.2 (Notice of Termination; Effect of Termination), Section 7.3 (Fees and Expenses); and this Article VIII. The Confidentiality Agreement shall survive the execution and delivery of this Agreement or the termination of this Agreement in accordance with the provisions of this Agreement, as the case may be, pursuant to its terms and conditions.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent or Merger Sub, to:

Tripos (DE), Inc.

c/o Tripos International

1699 South Hanley Road

St. Louis, MO 63144

Attention: Chief Executive Officer

Telephone No.: (314) 951-3151

Facsimile No.: (314) 647-8108

with a copy to (which shall not constitute notice) to:

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, CA 94025

Attention: Martin A. Wellington

Telephone No.: (650) 752-2018

Facsimile No.: (650) 752-3618

and

Lewis, Rice & Fingersh, L.C.

500 North Broadway, Suite 2000

St. Louis, MO 63102

Attention: Steven C. Drapekin

Telephone No.: (314) 444-7692

Facsimile No.: (314) 612-7692

(b) if to the Company, to:

Pharsight Corporation

321 E. Evelyn Avenue, 3rd Floor

Mountain View, CA 94041-1530

Attention: Chief Financial Officer

Telephone No.: (650) 314-3800

Facsimile No.: (650) 314-3810

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304 1050

Attention: David J. Segre

Telephone No.: (650) 493-9300

Facsimile No.: (650) 493-6811

Section 8.3 Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole.

(b) For purposes of this Agreement, the term “Knowledge” shall mean with respect to the Company, with respect to any matter in question, the actual knowledge of Shawn O’Connor, Will Frederick, James Hayden, Mark Hovde, Gregory Lee and Daniel Weiner.

(c) For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean any effect, change, event, occurrence, circumstance or development (each, a “Change,” and collectively, “Changes”) that, individually or in the aggregate, is materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) directly resulting from, arising out of, or attributable to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other such Changes) directly resulting from, arising out of, or attributable to, any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(i) general economic or market conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally, in each case, which do not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole;

(ii) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business, in each case, which do not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole;

(iii) political conditions (or changes in such conditions) in the United States or any other country or region in the world, in each case, which do not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole;

(iv) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world, in each case, which do not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world, in each case, which do not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole;

(vi) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (A) any such loss or departure of officers or other employees of the Company or any of its Subsidiaries, (B) any such termination or potential termination of (or the failure or potential failure to renew) any Contracts with customers, suppliers, distributors or other business partners, and (C) any other negative development (or potential negative development) in the Company’s relationships with any of its customers, suppliers, distributors or other business partners;

(vii) the taking of any action expressly required to be taken pursuant to this Agreement, or the failure to take any action as a result of Parent’s refusal to grant its consent to such action pursuant to Section 4.1(b);

(viii) any actions taken by the Company, in each case, which Parent has previously requested or approved in writing;

(ix) changes after the date hereof in Legal Requirements or other legal or regulatory conditions (or the interpretation thereof);

(x) changes after the date hereof in GAAP (or the interpretation thereof);

(xi) the suspension of trading in or delisting listing of the Company’s securities on the Nasdaq Capital Market (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is or would be a Company Material Adverse Effect);

(xii) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is or would be a Company Material Adverse Effect);

(xiii) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, including any demands for appraisal of shares of Company Common Stock under Section 262 of the DGCL arising out of or in connection with the transactions contemplated by this Agreement;

(xiv) any failure by the Company to meet estimates or forecasts of the Company’s revenue, earnings or financial performance published by independent research analysts, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been a Company Material Adverse Effect); and

(xv) the availability of financing to Parent or Merger Sub.

(d) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), limited liability company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(e) For purposes of this Agreement, the term “Subsidiary” shall mean:

(i) a corporation fifty percent (50%) or more of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof;

(ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership;

(iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or

(iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

Section 8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

Section 8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Commitment Letter, Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement but if the Merger is consummated, the Confidentiality Agreement shall terminate. Nothing in this agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than as specifically provided in Section 5.8.

Section 8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.7 Specific Performance. The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, and Parent and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Parent and Merger Sub hereby agree not to raise any objections to the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Parent or Merger Sub, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent and Merger Sub under this Agreement.

Section 8.8 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

Section 8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

Section 8.10 Consent to Jurisdiction.

(a) EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF CALIFORNIA AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR NORTHERN DISTRICT OF CALIFORNIA, FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED EXCLUSIVELY IN ANY CALIFORNIA STATE OR FEDERAL COURT SITTING IN THE COUNTY OF SAN FRANCISCO. EACH OF PARENT, THE COMPANY AND MERGER SUB AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR, PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH OF PARENT, THE COMPANY AND MERGER SUB IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY THE PERSONAL DELIVERY OF COPIES OF SUCH PROCESS TO SUCH PARTY. NOTHING IN THIS SECTION 8.10 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 8.11 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 8.12 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Merger Sub of any of its obligations hereunder. Any purported assignment in violation of this Section 8.12 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.13 No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 8.14 Waiver of Jury Trial. EACH OF PARENT, THE COMPANY AND MERGER SUB, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND SUCH PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

TRIPOS (DE), INC.

By:	/s/ James Hopkins
Name:	James Hopkins
Title:	President and Chief Executive Officer

PEARSON MERGER CORPORATION

By:	/s/ James Hopkins
Name:	James Hopkins
Title:	President

****AGREEMENT AND PLAN OF MERGER****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

PHARSIGHT CORPORATION.

By:	/s/ Shawn O’Connor
Name:	Shawn O’Connor
Title:	President and Chief Executive Officer

****AGREEMENT AND PLAN OF MERGER****

OMITTED ATTACHMENTS TO THE AGREEMENT AND PLAN OF MERGER

The following attachments to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Pharsight hereby undertakes to provide to the Securities and Exchange Commission copies of such documents upon request; provided, however, that Pharsight reserves the right to request confidential treatment for portions of any such documents.

ATTACHMENT	DESCRIPTION

Exhibit A	Form of Voting Agreement

Exhibit B	Form of Amended and Restated Certificate of Incorporation of Surviving Corporation

Schedule 1.6(i)(i)	Warrants

Schedule 1.6(i)(ii)	Warrants

Schedule 1.7(b)	Company Accounts; Transaction Expenses